Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dave & Buster’s Entertainment, Inc.:

We consent to the use of our report included herein on the consolidated financial statements of Dave & Buster’s Entertainment, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Dallas, Texas
January 31, 2015